Exhibit 10.1

SUBLEASE

        AGREEMENT, made this 31st day of March, 2005 between Insignia Systems, Inc., a Minnesota corporation having an office at 6464 Sycamore Court, Maple Grove, MN 55369 (hereinafter referred to as “Sublessor”) and Vascular Solutions, Inc., a Minnesota corporation, having an office at 6464 Sycamore Court, Maple Grove, MN 55369 (hereinafter referred to as “Sublessee”).

WITNESSETH:

        WHEREAS, pursuant to Lease dated October 31, 2002, between 321 Corporation, a Minnesota Limited Liability Company, and assigned to IRET-Plymouth, a Minnesota Limited Liability Company (the “Landlord”), as landlord, and Insignia Systems, Inc., as tenant, a copy of which lease is attached hereto as Exhibit A (hereinafter referred to as the “Lease”), covering a portion of the building known as Northgate I, located at 6464 Sycamore Court, Maple Grove, MN 55369, (hereinafter referred to as the Leasehold); and

        WHEREAS, Sublessee desires to sublease from Sublessor and Sublessor desires to sublease unto Sublessee those portions of the Leasehold indicated on Exhibit B containing approximately 10,227 square feet (hereinafter referred to as the Premises); and,

        NOW, THEREFORE, in consideration of the Premises and the mutual undertakings, covenants, promises, and agreements of the parties, IT IS AGREED AS FOLLOWS:

        1.    Providing all of the terms and conditions contained within this Agreement are fulfilled, Sublessor shall sublease unto Sublessee and Sublessee shall accept the sublease of the Premises, subject to the rents as set forth herein and the other terms, conditions and provisions of this Sublease. The commencement dates for the Sublease, the portions of the Premises to be subleased, and the alterations to be made by Sublessee, are as follows:

Commencing April 1, 2005, 1,183 square feet designated on the attached Exhibit B as “Phase I”. Sublessee will, at its expense, make the following alterations and improvements: construct an insulated wall on the east side of the Phase I space; construct one 8’ 6” x 12’ office as part of the Phase I improvements, including painted walls, VCT flooring, drop ceiling and standard lighting and electrical/data; the existing double doorway will be removed and the opening closed off with standard framing/drywall construction compatible with the construction and materials already in place in the space; one 230 volt, 10 amp, 3 phase electrical circuit will be reallocated to the Phase I space; all utilities to the Phase I space will be separately metered to be billed to Sublessee, which includes any work necessary to separate HVAC;

Commencing on October 1, 2005, (or such earlier date as is mutually agreed upon), an additional 9,044 square feet, comprised of 8,676 square feet designated on the attached Exhibit “B” as “Phase II” and an undivided one-half interest in the electrical panel room of

368 square feet designated on the attached Exhibit B as “Shared Space.” Sublessee will at its expense construct the following alterations and improvements: construct a wall on the east side of Phase II to separate Phase II from the Sublessor’s space with standard framing/drywall construction compatible with the construction and materials already in place in the space, including relocation of any existing electrical to new wall; all utilities to the Phase II space will be separately metered to be billed to Sublessee; the necessary portion of ceiling tiles now in the Phase II space will be removed and delivered to Sublessor’s new production area; the ceiling tiles now in the Sublessor’s new production area will be removed and replace tiles taken from the Phase II space; construct a wall on the west side of the Shared Space with standard framing/drywall construction compatible with the construction and materials already in place in the space allowing access to the Shared Space by both Sublessor and Sublessee, but maintaining security to the Sublessor’s and Sublessee’s respective areas.

        2.    In consideration for this Sublease, Sublessee shall pay Sublessor rent:

(a)	for the Phase I space, in advance on the first day of each and every month, Nine Hundred Eighty-Five and 83/100 Dollars ($985.83); commencing on April 1, 2005;

(b)	for the Phase II space, in advance on the first day of each and every month, Seven Thousand Two Hundred Thirty and 00/100 Dollars ($7,230.00) commencing on October 1, 2005 or such earlier date as may be agreed between the parties;

(c)	for the Shared Space, in advance on the first day of each and every month, One Hundred Fifty-Three and 34/100 Dollars ($153.34), commencing on October 1, 2005, or such earlier date as may be agreed upon by the parties; and

(d)	As additional rent, Sublessee shall also pay Sublessor the amount charged by the Landlord for, or otherwise attributable to, “Operating Expenses” (as such term is defined in Section 2.3 of the Lease) for the Phase I and Phase II space and for one-half of the Shared Space, in equal monthly payments during the term of the subtenancy for each such space.

Monthly rents for the Phase I and Phase II space are calculated using a rent of $10.00 per square foot per year and for the Shared Space using a rent of $5.00 per square foot per year.

        3.    This Agreement and the performance of it is conditioned upon the completion of all of the following conditions:

(a)	This Agreement is executed by the Sublessor and Sublessee; and

(b)	The Consent to Sublease, attached hereto as Exhibit C, is executed by the Landlord, Sublessor and Sublessee.

        4.    The term of this Sublease shall automatically terminate on the earlier of (i) September

30, 2008, or (ii) such date after September 30, 2008 as Sublessee may elect (by written notice which, to be effective, must be received by Sublessor no later than August 1, 2008), but not to extend past January 14, 2010. Sublessee shall have no first right of refusal to lease any contiguous space in the Leasehold.

        5.    Sublessee represents and warrants that it has read the Lease and agrees that:

(a)	The terms, covenants, promises, and conditions of the Lease are incorporated herein, with Sublessee having all of the rights and obligations of the Tenant under the Lease, and the Sublessor having all the rights and obligations of the Landlord under the Lease; and

(b)	Sublessee shall perform, with respect to the Premises, all of the obligations of the “Tenant” provided for in the Lease, and shall otherwise comply with and be bound by all of the terms, covenants, promises, and conditions of the Lease and the Consent to Sublease;

(c)	Sublessee shall comply (without delay) with all reasonable requirements for obtaining the Landlord’s consent to this Sublease.

        6.    Sublessor shall duly observe and perform those obligations imposed upon the Tenant under the Lease to the extent that such obligations are not provided in this Sublease to be observed or performed by Sublessee, except with respect to any failure in such observance or performance which results from any default by Sublessee.

        7.    Sublessor warrants and represents to Sublessee that on the Commencement Date:

(a)	The Lease is valid and existing, there are no existing defaults on the part of the Landlord or the Sublessor with respect thereto, and the Landlord does not hold any claim against the Sublessor;

(b)	There are and will be no contracts for service or otherwise on account of maintenance or repairs which expressly or impliedly are or will be binding upon Sublessee or upon the Premises.

        8.    Sublessee shall not make or allow to be made any alterations or physical additions in or to the Premises, except as specifically provided herein, without first obtaining the written consent of Sublessor, which consent will not be unreasonably withheld. Any alterations, physical additions or improvements to the Premises made by Sublessee shall be surrendered to Sublessor upon the termination of the Sublease. This clause shall not apply to moveable equipment or furniture owned by Sublessee which may be removed by Sublessee at the end of the term of this Sublease. Sublessee shall obtain and deliver to Sublessor lien waivers for all such work, no later than sixty (60) days after each item of work is completed.

        9.    Any notices shall be in writing and shall be sent by registered or certified mail return receipt requested, addressed to the parties at the addresses indicated on page one hereof, or such other address as such party has been advised of in writing.

        10.    This Agreement contains the entire agreement and understanding between the parties hereto with respect to the Premises, and there are no other terms, covenants, obligations, or representations, oral or written, of any kind whatsoever.

        11.    This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their respective heirs, executors, administrators, successors, and assigns, and may not be revoked or amended, except by instrument, in writing, subscribed by the party sought to be charged therewith.

        12.    This Agreement shall be interpreted and governed by the laws of the State of Minnesota.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date, month, and year first above written.

SUBLESSOR	SUBLESSEE

INSIGNIA SYSTEMS, INC.	VASCULAR SOLUTIONS, INC.

By:	By:

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